Filed Under Rule 424(b)(3), Registration Statement No. 333-177949
Pricing Supplement Number 328 Dated Monday, June 16, 2014
(To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FTT3	[]	100%	2.000%	[]	Fixed	3.500%	MONTHLY	12/15/2025	07/15/2014	$1.85	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, June 16, 2014 through Monday, June 23, 2014
Trade Date: Monday, June 23, 2014 @12:00 PM ET
Settlement Date: Thursday, June 26, 2014
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011